EX-99.1

FOR IMMEDIATE RELEASE:

Contacts:	Alan Caminiti 914-701-8400 (Media)
Dan Loh 914-701-8210 (Investors)

Polar Air Cargo Crewmembers
Ratify New Labor Contract

Purchase, N.Y., October 5, 2005 – Crewmembers of Polar Air Cargo, Inc. (Polar), a subsidiary of Atlas Air Worldwide Holdings, Inc. (AAWW) (OTC: AAWW.PK), today ratified the tentative contract agreement reached between Polar and the Air Line Pilots Association on October 2.

The 18-month contract provides for a 10.5% pay increase effective June 1, 2005, an increase in the Company’s 401k Plan matching contribution, and a 4% lump-sum payment due August 1, 2006, based on each Crewmember’s earnings from June 1, 2005 through May 31, 2006.

“Ratification of this contract by our Polar Crewmembers sets the stage for the merger of our two Crew workforces under one contract in 2006,” said Jeffrey H. Erickson, President and Chief Executive Officer of AAWW. “I am extremely proud of the hard work and dedication of both our Crew workforces. Working together, I know we can ensure a long and secure future for our airline.”

The Company expects to restore scheduled service operations again quickly, with initial flights to begin late Thursday (10/6).

About Atlas Air Worldwide Holdings, Inc.:

AAWW is the parent company of Atlas Air, Inc. (Atlas) and Polar Air Cargo, Inc. (Polar), which together operate the world’s largest fleet of Boeing 747 freighter aircraft.

Atlas is the world’s leading provider of ACMI (aircraft, crew, maintenance and insurance) freighter aircraft to major airlines around the globe.

Polar is among the world’s leading providers of airport-to-airport freight carriage. Polar operates a global, scheduled-service network and serves major trade lanes of the world.

Through both of its principal subsidiaries, AAWW also provides commercial and military charter services.

AAWW’s press releases, SEC filings and other information may be accessed through the Company’s home page, www.atlasair.com.

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